THOMSON REUTERS STREETEVENTS EDITED TRANSCRIPT ANF - Q4 2013 Abercrombie & Fitch Co. Earnings Conference Call EVENT DATE/TIME: FEBRUARY 26, 2014 / 1:30PM GMT OVERVIEW: Abercrombie & Fitch announced 4Q13 net sales of $1.299b and 4Q13 adjusted operating income of $155m. 4Q13 adjusted EPS came in at $1.34. Management guided to FY14 diluted EPS of $2.15-2.35. THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2014 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

FEBRUARY 26, 2014 / 1:30PM, ANF - Q4 2013 Abercrombie & Fitch Co. Earnings Conference Call

CORPORATE PARTICIPANTS

Brian Logan *Abercrombie & Fitch Company - VP of Finance and Controller*

Mike Jeffries *Abercrombie & Fitch Company - Chairman and CEO*

Jonathan Ramsden *Abercrombie & Fitch Company - EVP and CFO*

CONFERENCE CALL PARTICIPANTS

Stephanie Wissink *Piper Jaffray - Analyst*

Brian Tunick *JPMorgan - Analyst*

Randy Konik *Jefferies & Company - Analyst*

Kimberly Greenberger *Morgan Stanley - Analyst*

Janet Kloppenburg *JJK Research - Analyst*

Paul Lejuez *Wells Fargo Securities - Analyst*

Adrienne Tennant *Janney Montgomery Scott - Analyst*

Matt McClintock *Barclays Capital - Analyst*

Anna Andreeva *Oppenheimer Capital - Analyst*

Lindsay Drucker Mann *Goldman Sachs - Analyst*

Dana Telsey *Telsey Advisory Group - Analyst*

Oliver Chen *Citigroup - Analyst*

Paul Alexander *BofA Merrill Lynch - Analyst*

Marni Shapiro *The Retail Tracker - Analyst*

Barbara Wyckoff *CLSA Limited - Analyst*

Omar Saad *ISI Group - Analyst*

John Morris *BMO Capital Markets - Analyst*

PRESENTATION

Operator

Good day and welcome to the Abercrombie & Fitch fourth-quarter 2013 earnings results conference call. Today's call is being recorded. (Operator Instructions). At this time I would like to turn the conference over to Brian Logan. Mr. Logan, please go ahead.

Brian Logan - *Abercrombie & Fitch Company - VP of Finance and Controller*

Good morning and welcome to our fourth-quarter earnings call. Earlier today we released our fourth-quarter sales and earnings, income statement, balance sheet, store opening and closing summary and an updated financial history. Please feel free to reference these materials available on our website. Also available on our website is an investor presentation which we will be referring to in our comments during this call.

Today's earnings call is being recorded and the replay may be accessed through the Internet at Abercrombie.com under the investor section. The call is scheduled for one hour. Joining me today are Mike Jeffries and Jonathan Ramsden.

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Before we begin I remind you that any forward-looking statements we may make today are subject to the Safe Harbor statement found in our SEC filings. In addition, due to the 53rd week in the fiscal 2012 retail year, fourth-quarter comparable sales are compared to the 13-week period ended February 2, 2013. After our prepared comments this morning, we will be available to take your questions for as long as time permits. With that I will hand it over to Mike for some opening remarks. Mike Jeffries - Abercrombie & Fitch Company - Chairman and CEO Good morning, everyone, and thanks for joining us. 2013 was a challenging year with sales and earnings falling well (technical difficulty) objections we said at the beginning of the year. After three years of positive growth in our combined US chainstore plus direct-to-consumer comparable sales metric, that metric turned negative in 2013 against the backdrop of a challenging retail environment particularly in the teen space. The significant decline in store traffic that began in July continued through the holiday season and as yet has shown no sign of abating. Despite that difficult context, it is important that we return to positive growth particularly in our core US business and the steps we are taking as we execute against our long-range strategic plan should put us in a position to achieve this goal. For the fourth quarter, we were pleased to see some sequential sales improvement and that we were able to exceed our earnings guidance coming into the quarter. In addition, our direct-to-consumer business was particularly strong and represented nearly 25% of total sales for the quarter up in all regions with particularly strong growth in Asia. We are also pleased by the excellent results we are seeing in our new stores in China and Japan. We now have seven Hollister stores in Mainland China including our newest store at the IST mall in Nanjing. Overall our stores in China posted a 35% increase in comparable store sales for the year. We look forward to the opening of our Shanghai A&F flagship store in April which will further support our growing brand awareness in Asia. We plan to open approximately five additional stores in China in 2014 including two mall-based A&F stores. In Japan, we opened our second Hollister store at Lalaport Shin Misato in Tokyo during the quarter. Similar to our first store in Yokohama, volume is annualizing at more than twice our initial plan and four-wall margins are well above our hurdle rates. These stores have been an important test for us and we are reviewing our ability to accelerate our plans in Japan given the success we have seen. During the quarter, we also opened our first store in the Middle East at the Mall of the Emirates in Dubai. This store is also exceeding our initial projected volume and is on track to be one of our top Hollister stores globally. We look forward to additional openings in the Middle East in 2014. While showing some modest improvement comps across most countries in Europe remain significantly negative with Scandinavia again being the exception. The general economic outlook in Europe remains uncertain with youth unemployment remaining stubbornly high in most of our core markets. Notwithstanding the sustained comp declines we have seen, our productivity in Europe remains well above the mall average. From a merchandise standpoint we performed well in outerwear for the quarter which comped up strongly across genders and brands. We continue to see high potential in this category. Our accessories, underwear and intimates businesses also did well for the quarter and our denim business remains solid comping positively on a cross-gender basis. In the last earnings call, we laid out four key priority areas and I would like to take a few minutes to speak to each of those. First, continuing to improve fashion in our female business is a critical objective and ties very closely to our objective of driving productivity in our US stores. We are taking aggressive steps to evolve our assortment, shorten lead times and increase style differentiation. Lowering our average unit cost will also help us to be more competitive on AURs in this part of the business. 3 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2014 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. FEBRUARY 26, 2014 / 1:30PM, ANF - Q4 2013 Abercrombie & Fitch Co. Earnings Conference Call

We are now testing close to 100% of our assortment and we have new technology that enables us to test much earlier in the product development cycle. We are deploying new fabric platforming processes that are reducing lead times particularly in Chase which is now a significant component of our fashion business and we will begin to include shorter lead time vendor designed product in our assortments for the first time this quarter. Our second key priority is increasing brand engagement through enhanced marketing initiatives and campaigns. During the fourth quarter we spent an incremental $5 million in marketing which produced good results. In 2014, we are approaching this aggressively including a significant increase in planned marketing expense. We will launch a global marketing campaign for Hollister this summer featuring an evolved positioning which we are very excited about. We are committing significant spend toward the campaign which will be delivered through events, (technical difficulty) and social media. For A&F, we expect to launch a similar campaign aimed for back to school. Both campaigns are leveraging our in-depth customer research and are also benefiting from the learnings of our additional marketing spend in the fourth quarter. This included an aggressive push to reach more fashion bloggers which has generated more than 17 million impressions to date. We were a leader in social media partnering with Facebook and Twitter to unlock new customer targeting opportunities over the Black Friday and winter sale periods. We are also excited about the latest installment of our A&F Rising Stars campaign which features seven new faces across movies, television and music. To date we have generated over 100 million media impressions related to this campaign appearing on Access Hollywood, E!, Teen Vogue and other relevant media. In addition, our first A&F star Twitter chat with actor Diego Boneta was a trending topic on Twitter. Third, we made excellent progress on the restructuring of our cost base and Jonathan will give more details on this in a moment. As we move forward, we believe the next big area of opportunity lies in lowering our merchandise average unit cost. Our average unit cost will be down on a full-year basis for 2014 weighted toward the back half of the year and we see additional opportunity as we move forward particularly for Hollister. Fourth, we continue to focus on ensuring we are properly organized to execute against our strategic plan. We are making progress on our search for our brand presidents and next month we will move to a vertical organization structure by brand for most of our categories in design, merchandising and planning. We believe these actions will support a number of key objectives including increased brand differentiation and increased accountability. Beyond these for immediate priorities, we continue to focus on disciplined execution against our long-range plan initiatives. From a strategic standpoint, it is clear that we need to be thinking outside of the confines of our existing vertical specialty retail model. This includes looking at selling third-party brands through our channels and selling our branded merchandise through third-party channels. As you know, the partnership between Keds and Hollister was very successful last fall and we are continuing that collaboration with new SKUs later this year. We have a long list of additional collaborations in the works across footwear, apparel and accessories which we are excited to launch in the coming months. We know our target customer values these sorts of relationships and we believe they can improve our brand positioning while driving incremental sales and margin. As we look forward to 2014 and beyond, there is much work ahead of us as we navigate a rapidly changing difficult and uncertain environment. However, we are encouraged by the progress we are making as we continue to execute against our long-range plan objectives and are committed to achieving meaningful improvements in our business. Now let's go to Jonathan. Jonathan Ramsden - Abercrombie & Fitch Company - EVP and CFO Thanks, Mike, and good morning, everyone. I will start with a short recap of the quarter and then talk about our outlook for 2014 and the key drivers of our longer-term financial objectives. 4 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2014 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. FEBRUARY 26, 2014 / 1:30PM, ANF - Q4 2013 Abercrombie & Fitch Co. Earnings Conference Call

For the quarter, the Company's net sales were $1.299 billion, down 12% to last year with approximately 6% of the decline attributable to the extra week in last year's fiscal quarter. Including DTC, total comp sales were down 8% with comp store sales down 16% and comp DTC sales up 24%. Total DTC sales including shipping and handling were up 18%. Total US sales including DTC were down 13% with comp sales down 8%. Total international sales including DTC were down 9% and comp sales also down 9%. Overall sales were better than expected particularly during the holiday season. Within the quarter, comparable sales were weakest in January reflecting in part significantly lower promotional activity compared to last year. The gross margin rate for the quarter was 440 basis points lower year-over-year which was in line with expectations and reflected an increase in promotional activity during the high volume holiday season including shipping promotions in the direct-to-consumer business and an adverse effect from the calendar shift. On an adjusted non-GAAP basis, operating expense for the quarter was $621 million versus $692 million last year. This excludes pretax charges of $44 million which are detailed on page 4 of our investor presentation. Expenses for the quarter came in significantly below forecast as we were able to accelerate savings from the profit improvement initiative which totaled approximately $25 million for the quarter. This was partially offset by additional marketing expense of approximately $5 million for the quarter. On an adjusted non-GAAP basis, operating income for the quarter was $155 million versus $252 million a year ago. Operating margin on an adjusted basis decreased 530 basis points primarily resulting from gross margin erosion. The tax rate for the quarter excluding the effective charges was 31.4% which reflects a benefit from a higher proportion of earnings being generated from international operations than previously expected. For the quarter the Company reported adjusted non-GAAP EPS of $1.34 versus $2.01 last year. Relative to initial guidance for the quarter, results were better than expected due to higher sales in gross profit, greater expense savings and a lower tax rate with each contributing approximately equally. Turning to the balance sheet, we ended the quarter with approximately $600 million in cash and cash equivalents and borrowings under the term loan of $135 million. We ended the quarter with total inventory at cost, up 24% versus the low levels a year ago with in transit significantly contributing to the increase. Excluding in transit, inventory was up 16% and by a somewhat lesser amount on a unit basis. Also keep in mind that the increase this year is off a 37% decrease last year due to low fall carryover inventory, delayed spring receipts and less inventory in transit. On a two-year basis, inventory is down 22%. During the quarter we closed 16 of our standalone Gilly Hicks stores and incurred charges of approximately $37 million related to the restructuring. We expect the remaining stores to be substantially closed by the end of the first quarter of fiscal 2014. Excluding charges associated with the restructuring, we incurred an operating loss of approximately $13 million related to Gilly Hicks for the fiscal year. We expect to incur approximately $10 million in additional charges associated with Gilly Hicks in 2014 and that excluding those charges, the brand will operate on a breakeven basis. Excluding Gilly Hicks, we closed 46 US stores during the year bringing total closure since 2010 to 220. Turning to 2014 and beyond, our financial objective remains to drive significant improvement on return on invested capital through a combination of disciplined capital allocation and operating margin improvement. Starting with capital allocation, we anticipate 2014 capital expenditures of around $200 million or slightly greater which includes the effect of some timing shifts from 2013. As discussed at our investor day in November, our 2014 capital expenditures are prioritized towards DTC and IT investments to support growth initiatives. This includes a major project to reconfigure one of our distribution centers here in New Albany to be a dedicated direct-to-consumer facility, this will provide the additional infrastructure necessary to support unit volume growth from our expanding web exclusive assortment and also improve processing speed. 5 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2014 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. FEBRUARY 26, 2014 / 1:30PM, ANF - Q4 2013 Abercrombie & Fitch Co. Earnings Conference Call

CapEx related to new international store openings will be significantly lower than in recent years and prioritized towards key growth markets of Japan, China and the Middle East. We expect to open 16 full-priced international stores throughout the year including the A&F flagship store in Shanghai and a small number of A&F mall-based stores. Overall our ROI on 2014 CapEx is expected to comfortably exceed our 30% objective. As we announced earlier this morning, the Board has approved a $150 million accelerated share repurchase to be executed during the first quarter pursuant to the existing opening share repurchase authorization of 16.3 million shares. The accelerated share repurchase reflects our confidence in our ability to achieve significantly improved performance and create sustainable value for our shareholders. We anticipate additional share repurchases over the course of the year utilizing free cash flow generated from operations in addition to utilization of existing four additional credit facilities. With regard to operating margin improvement in our November investor day presentation, we identified four key drivers being improvement in US store productivity and AUR, growth in DTC penetration, profitable international growth and cost reduction. In cost reduction, we now expect gross savings from our profit improvement initiative to be at least $175 million of which approximately $30 million was recognized in 2013 and an incremental $145 million will be recognized in 2014. We expect to realize some additional savings beyond 2014. The majority of these savings are included in operating expense with a smaller element included in gross margin. Over half of the savings being generated are expected to come from store operations work stream, other areas of significant savings of our store repairs and maintenance, store packaging and supplies, IT and other corporate overhead. Partially offsetting these savings we expect to increase 2014 marketing expenditures by approximately $30 million or greater as compared to 2013 with the expense skewed disproportionately towards the first half of the year. This is on top of the additional $5 million we spent in the fourth quarter of 2013. Going forward as Mike alluded to, we believe there is potential to achieve meaningful savings in AUC beyond the modest reduction baked into our 2014 outlook particularly with regard to Hollister. On DTC, we anticipate another year of strong growth in 2014 both in the US and internationally with the segment margin remaining in the mid to upper 30s. The investments we have made in the DTC business resulted in conversion rates being up significantly across all sites in 2013 and we plan to continue to invest in DTC including increasing our assortment of web exclusive styles, completing the order management system upgrade to support on the channel initiatives, advancing mobile capabilities and expanding international language and payment options. With regard to US store productivity alongside some of the initiatives Mike referenced, we continue to see store closures as a significant part of the equation. We currently expect to close 60 to 70 stores in the US during 2014 through natural lease expirations. Significantly our average remaining lease term for our US chain stores has roughly halved in the past few years and we have over 500 leases up for renewal between now and the end of 2016. This gives us significant flexibility to respond to changing retail dynamics in the US. Moving on to our earnings outlook for 2014, based on the assumption of a high single-digit decline in comparable store sales and an approximate 20% increase in comparable direct-to-consumer sales, the Company projects full-year diluted earnings per share in the range of $2.15 to $2.35. The sales projection does not include any benefit the Company may realize during the year from its long-range plan initiatives but also does not reflect further potential deterioration in underlying trends. The guidance assumes a gross margin rate for the full-year that is flat to down slightly compared to fiscal 2013 with continuing AUF pressure and lower shipping and handling revenues relative to sales offsetting AUC improvement and a benefit from the Company's profit improvement initiative. The above guidance does not include remaining charges related to the restructuring of the Gilly Hicks brand, other impairment and store closure charges or charges related to the implementation of the profit improvement initiative. We anticipate a full-year tax rate of approximately 35% and a weighted average share count of approximately 78 million shares excluding the effect of share repurchases including those pursuant to the announced accelerated share repurchase. 6 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2014 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. FEBRUARY 26, 2014 / 1:30PM, ANF - Q4 2013 Abercrombie & Fitch Co. Earnings Conference Call

With that I'm going to get it over to Brian to provides some more details on our results for the quarter. Brian Logan - Abercrombie & Fitch Company - VP of Finance and Controller Thanks, Jonathan. As reported, fourth-quarter comps sales were down 8% by brand. Comp sales including direct-to-consumer were down 6% for Abercrombie & Fitch, down 8% for Abercrombie Kids and down 10% for Hollister. Across brands, female performance remains weaker than male. Changes in foreign currency exchange rates versus a year ago benefited sales by approximately $9 million. Also due to the extra week in the fiscal 2012 calendar, sales for the prior-year comparable 13-week period ended February 2, 2013 had approximately $82 million less in sales versus the reported 14-week period ended February 2, 2013 which adversely affected fourth-quarter year-over-year sales and earnings. The gross profit rate for the fourth quarter was 59.0%, 440 basis points lower than last year's fourth-quarter gross margin rate reflecting an increase in promotional activity. Stores and distribution expense for the quarter was $506 million, down from $570 million last year. The stores and distribution expense rate for the quarter was 38.9% approximately flat to last year. Expense savings in store payroll, store management and support and other store and distribution expense including accelerated savings resulting from the profit improvement initiative were offset by the deleverage effect of negative comparable store sales -- excuse me -- comparable sales and higher direct-to-consumer expense. MG&A expense for the quarter was $119 million versus $122 million last year. MG&A expense for the quarter included $3 million of charges related to the profit improvement initiative. Excluding these charges, MG&A expense for the quarter was down $7 million, a decrease of 6% versus last year. Details of our international Hollister store openings for the quarter are included on the slide on page 9 of the investor presentation. At the end of the quarter, we operated 843 stores in the US and 163 stores in Canada, Europe, Asia and Australia. This concludes our prepared comments. We will now take your questions. Thank you. Q U E S T I O N S A N D A N S W E R S Operator (Operator Instructions). Stephanie Wissink, Piper Jaffray. Stephanie Wissink - Piper Jaffray - Analyst Mike and Jonathan, a question for you just on one of the strategies you outlined relative to US store productivity initiatives. I think, Mike, you mentioned that an improved AUR is core to that strategy but Jonathan, you also mentioned in your gross margin guidance for 2014 you would expect some AUR decline. So is this a reflection of 2014 being a transitional year along that improvement plan or is there something in your consumer insights that has lending to rethinking the merchandise pricing structure? Mike Jeffries - Abercrombie & Fitch Company - Chairman and CEO Let me respond to that, Steph. We have a number of initiatives to improve our AUR and we have gone over those before but I will to over them again. We do see markdowns and promotions through being more conservative with our upfront buys, evolving the testing of our assortment, reducing lead times to react more quickly to our tests, increased style differentiation and refining our presentation standards and improving our allocation accuracy. These are a few points; the list is really longer. But and this is a very big but. 7 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2014 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. FEBRUARY 26, 2014 / 1:30PM, ANF - Q4 2013 Abercrombie & Fitch Co. Earnings Conference Call

We currently operate in a very challenging retail environment and we really expect AURs to come down. They are going to be offset by some of these initiatives but we do expect AURs to come down. We need to be competitive on price particularly female fashion and we will aggressively look as I said in my statement to reduce AUC to give us that flexibility. This is a very important part of our strategy. Stephanie Wissink - Piper Jaffray - Analyst Thank you. Best of luck, guys. Operator Brian Tunick, JPMorgan. Brian Tunick - JPMorgan - Analyst Thanks. Good morning, guys. My question is I guess on the vertical structure by brand, I think that is obviously new to all of us and to how you are thinking about it. I mean going out announcing brand presidents, a lot of things happening on the Board level, can you maybe talk about, Mike, your view of what kind of people you want to have running Hollister and Abercrombie as brand presidents and how you think the vertical structure is going to look a lot different than how you typically run the Company horizontally by product category? Thanks very much. Mike Jeffries - Abercrombie & Fitch Company - Chairman and CEO I think that -- people were looking for and I have to say we found that there are some very well-qualified people who are interested in joining this Company but they need a general management background in addition to being product oriented. The rebranding initiative will enable us to have more distinguished product, product that is different from one brand to the next and also will enable us through new insight with these new people to look at the business a little differently. It is a different concept but one that I think is really appropriate for where the business is now. I don't think that we are going to lose category dominance by doing it. I think we will still be category specialists. Good question, Brian. Operator Randy Konik, Jefferies. Randy Konik - Jefferies & Company - Analyst Great, thanks a lot. I guess my question would be more for Jonathan. If you think about the 2014 outlook in terms of your visibility around that, how would you compare and contrast that to when you gave the 2013 outlook as it relates specifically to your visibility around the sales line, your visibility around the gross margin line and your visibility around the EPS line? Where do you feel most comfortable with that visibility -- those numbers that you gave this morning and where do you feel the least comfortable? Thanks. Jonathan Ramsden - Abercrombie & Fitch Company - EVP and CFO I think if you look back at 2013 clearly what happened was there was a huge change in traffic in July that then went on for the rest of the year, and as Mike alluded to in his comments, has continued to date. So, by the way in the first quarter, we have not yet lapped that. So that is a change in the trajectory of the business that is attributable to a number of factors and none of which necessarily fully explain why it was such an abrupt change that has obviously been widely reported across the industry. 8 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2014 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. FEBRUARY 26, 2014 / 1:30PM, ANF - Q4 2013 Abercrombie & Fitch Co. Earnings Conference Call

So I think the environment is uncertain, it is particularly uncertain when we get to back to school in July and start to lap that decline what will happen. So we have taken an approach we've taken in the past to projecting sales based on the recent trend but I think to your point, there is certainly -- the range of outcomes is broader than is necessarily embedded in the guidance outlook and I think there is uncertainty out there still. Randy Konik - Jefferies & Company - Analyst I guess my question specifically if you take the three buckets, the sales line, the gross margin line and the EPS line, do you feel most confident in the EPS number given you have a cushion of share buyback, you have these cost cuts that are coming through? Do you feel pretty confident in the gross margin line because of you talked about AUC declines offset by AUR kind of declines I guess? Then would you say that there is the least amount of visibility in the sales line given the environment but because of the gross margin visibility you feel good about the EPS visibility? I guess that is what I'm trying to get at. Jonathan Ramsden - Abercrombie & Fitch Company - EVP and CFO I think our gross margin, we have baked into that a modest AUC reduction, working hard to improve that. There is some benefit from the profit improvement initiative around $12 million which is flowing into gross margin which is locked in and then there is a mix benefit from international growth, store closures in the US and so on. So baked into that guidance of flat to slightly down in gross margin is the assumption that AURs in our core US business are down year-over-year and we feel that is a reasonable assumption at this point in time. We are obviously going back to the point Mike spoke to a second ago hopeful that the initiatives we have in place during the year will enable us to do better on AUR but we need to see that before we start baking it into our outlook. We also have the marketing additional investments which is not baked into sales or margin outlook for the year. On expenses, we feel very good obviously about $175 million. There is a potential to do a little bit better than that as we go through the year. I think the biggest area of limited visibility is to your point on the sales line, so that we will see how the year plays out as we go. We feel based on what we can see today what we are projecting to is a reasonable assumption. Randy Konik - Jefferies & Company - Analyst Very helpful, thank you. Operator Kimberly Greenberger, Morgan Stanley. Kimberly Greenberger - Morgan Stanley - Analyst Thanks so much, good morning. My question is on international. I'm looking at the full-year international store comps down 19%. That was certainly offset in part by strong growth in e-commerce. I haven't heard you talk about the potential to either slow international expansion or potentially to look at some store closures there. And if you could comment specifically on the e-commerce business, are you seeing the most robust growth in dollar volume in Europe and some of your older markets, maybe Europe and Canada, or is the majority of the incremental revenue coming from new markets in Asia? Thanks. 9 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2014 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. FEBRUARY 26, 2014 / 1:30PM, ANF - Q4 2013 Abercrombie & Fitch Co. Earnings Conference Call

Jonathan Ramsden - Abercrombie & Fitch Company - EVP and CFO So, Kimberly, maybe starting with the last piece. Our DTC growth is very strong, frankly, in all regions, particularly strong in Asia right now. So I think it is new markets in particular where we are seeing strong growth. But Europe is also strong and we were up solidly in the US as well, and we foresee that continuing as part of what we are looking to for 2014. With regard to international expansion, we are opening fewer stores in 2014. We are prioritizing our CapEx towards e-comm towards some key IT investments we need to make and allocating less to new store openings. We are very excited by what we are seeing, though, in Japan and China and the opening in the Middle East. So we are looking at our ability to move some of that up. With regard to store closures internationally, we don't have any of those planned. The Fukuoka Outlet store that we have talked about in the past wanting to close at some point. Beyond that, there are no other stores currently we have any plans to close internationally other than the Gilly Hicks stores in Europe. Mike Jeffries - Abercrombie & Fitch Company - Chairman and CEO I think the point that the European stores even with the decrease in sales are operating at sales levels that are above the mall averages. They are very profitable stores. Kimberly Greenberger - Morgan Stanley - Analyst Thanks so much. Operator Janet Koppenburg, JJK Research. Janet Kloppenburg - JJK Research - Analyst Good morning, everyone. Mike, I thought that would talk a little bit about your AUC objectives. I know that your quality disciplines have been the best in the industry and I imagine that you will continue to be very firm with respect to having some of the best quality in your space. So I wonder where the opportunity lie and how you thought you could achieve those goals. Thank you. Mike Jeffries - Abercrombie & Fitch Company - Chairman and CEO I think that you are exactly right that our quality levels are the highest in the industry and we plan on maintaining those levels. We think that the opportunity in AUC reduction is in the Hollister brand and we think that we have an opportunity to reengineer some of that product to take some cost out of the product but to still maintain the quality level that is appropriate for that customer and that brand. Most of the cost initiatives will come from Hollister. As we compare A&F to the rest of our competition and Hollister as we are looking at that brand and who the core customer is, we will be better quality than the competition but there will be some reengineering of that product as we go forward. Janet Kloppenburg - JJK Research - Analyst Is that currently represented in the assortments, Mike, or will we see that in the back half? 10 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2014 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. FEBRUARY 26, 2014 / 1:30PM, ANF - Q4 2013 Abercrombie & Fitch Co. Earnings Conference Call

Mike Jeffries - Abercrombie & Fitch Company - Chairman and CEO You will see that in the back half. Janet Kloppenburg - JJK Research - Analyst So that hasn't --? Mike Jeffries - Abercrombie & Fitch Company - Chairman and CEO No, and I would suggest, Janet, that you won't see anything. Janet Kloppenburg - JJK Research - Analyst Okay. That is what I like to hear. Lots of luck. Operator Paul Lejuez, Wells Fargo. Paul Lejuez - Wells Fargo Securities - Analyst Thanks, guys. Jonathan, for you, just wondering when you think about your guidance for 2014, what are the expected charges that are not included in that guidance and how much of those are cash? Also are there any charges that you view as one time that are in fact included in your guidance? And then just I will stop there. Jonathan Ramsden - Abercrombie & Fitch Company - EVP and CFO The only specific charge of any significance is the $10 million of remaining charges related to the Gilly Hicks closures specifically related to the European stores that we haven't closed yet. There is a little bit of expense related to the profit improvement initiative but it is relatively minor. So about $2 million. So that is all that is not included in the guidance. Paul Lejuez - Wells Fargo Securities - Analyst Got you. Then just a quick one for Mike. When you talk about selling third-party brands or selling through third parties, what sort of initiatives do you have in mind? How extensive are we talking? Thanks, Mike. Mike Jeffries - Abercrombie & Fitch Company - Chairman and CEO We are talking pretty extensive on third-party in our existing channel. We are introducing a number of initiatives there as the year progresses. In terms of selling through a third party, this is something we are just starting to look at. It could be a very interesting opportunity. It is interesting in terms of volume potential there. In terms of selling third party in our channels, there is a volume opportunity but it is also a positioning device for us. 11 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2014 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. FEBRUARY 26, 2014 / 1:30PM, ANF - Q4 2013 Abercrombie & Fitch Co. Earnings Conference Call

Paul Lejuez - Wells Fargo Securities - Analyst Thanks, guys. Good luck. Operator Adrienne Tennant, Janney Capital Markets. Adrienne Tennant - Janney Montgomery Scott - Analyst Good morning, everybody. Mike, another question on the AUR piece of it. So my question is are you taking down initial ticket? And if so, in what categories? So I guess I am asking is the initial pricing going to be lower and more competitive with accompanying lower percentage off discounting? Does that makes any sense? Then, Jonathan, for you. The inventory I know there was kind of a mall traffic drop off and so it is hard to touch the inventory in the early half of the year. So it still seems a little bit higher than kind of where the total sales is running. Can you give us any color on carryover versus go forward product and when should we see -- like what is the inventory plan for the back half of the year? When should we see that kind of more in line with sales? Thank you. Mike Jeffries - Abercrombie & Fitch Company - Chairman and CEO Adrienne, I would love to answer the first part of your question but for competitive reasons I really can't. I think the issue is that we are going after AUC so we have opportunity. Jonathan Ramsden - Abercrombie & Fitch Company - EVP and CFO On the inventory part, we expect inventory at the end of Q1 to be up but by a lesser amount than we were at the end of year and then we expect inventories to be down at the end of Q2 and for the remainder of the year. In terms of the composition of the carryover, both fall and spring inventory were up year-over-year. We are very comfortable with the fall inventory carryover levels. They were really very low at the equivalent point last year and that affected our business in February in particular last year so we are comfortable with where we are on inventory. Adrienne Tennant - Janney Montgomery Scott - Analyst Is there any callout on Chinese New Year, did you take any receipts early because of the earlier (multiple speakers)? Jonathan Ramsden - Abercrombie & Fitch Company - EVP and CFO We had a big in transit number. We did have in transit significantly higher than a year ago that is baked into the overall inventory as we said. If we exclude, in transit inventory was up about 16%. Adrienne Tennant - Janney Montgomery Scott - Analyst Okay. Okay, great. Thank you. Good luck. 12 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2014 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. FEBRUARY 26, 2014 / 1:30PM, ANF - Q4 2013 Abercrombie & Fitch Co. Earnings Conference Call

Operator Matt McClintock, Barclays. Matt McClintock - Barclays Capital - Analyst Good morning and congrats, Jonathan, on the recent promotion. Jonathan Ramsden - Abercrombie & Fitch Company - EVP and CFO Thank you. Matt McClintock - Barclays Capital - Analyst I was wondering if we could talk a little bit about DTC. It sounds like a lot of the marketing investments that you are making would have a meaningful impact on your DTC. Is that kind of the channel that you are thinking about for the marketing investments? Secondly, you discussed investing in your mobile capabilities going into 2014. Can you give us an understanding or just an overview of how your mobile capabilities have evolved over the last year and where you expect to get them? Thanks. Jonathan Ramsden - Abercrombie & Fitch Company - EVP and CFO Maybe just taking the first part, Matt, the marketing investments we are making, a lot of it will be delivered through digital and online we expect the benefit to be across channels so we are not expecting the benefit to be limited to the DTC channel. In terms of the changes we are making online and some of the investments we alluded to in the prepared comments with expanded assortment, search and navigation, experience design, redesign of the Hollister website, personalization, additional international expansion, particularly focused on Asia given the point we referenced a moment ago. And to your point on mobile, we are seeing a huge proportion of the traffic coming through mobile so we are making enhancements to that experience which we think could be meaningful. We are also investing in omni channel. You will find in-store fully active now. We have order in-store coming along, a ship from store pilot. So there are a lot of things going on in that space. We are prioritizing CapEx towards that. We think there is strong growth in the US and particularly strong growth in international which is I think as we have discussed in the past a particularly profitable channel given the overall economics of that channel. Operator Anna Andreeva, Oppenheimer. Anna Andreeva - Oppenheimer Capital - Analyst Thanks so much. I was hoping to follow up on international. Your performance there improved a little bit from the holiday update. Just maybe talk about what are you guys seeing by region? I think you said Europe did get sequentially better. What kind of a performance in international are you guys embedding in the high single-digit comp decline for 2014? And just given the four walls have been coming down there, do you guys think the mid-20s is a sustainable level as we go through the year? 13 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2014 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. FEBRUARY 26, 2014 / 1:30PM, ANF - Q4 2013 Abercrombie & Fitch Co. Earnings Conference Call

And then just quickly, a number of retailers obviously have talked about difficult trends quarter to date so far in 1Q; you guys are guiding for comps down high singles for the year. Is that what you are running currently? Thanks. Jonathan Ramsden - Abercrombie & Fitch Company - EVP and CFO Okay. I guess in terms of the comp trend internationally, Anna, we are projecting a sequential improvement of comps in 2014 but to some degree that is just reflecting what we are lapping. It is not necessarily an underlying improvement in the business. With regard to the four walls if you look at Hollister Europe specifically, it is still right around that 30% four-wall rate. We are still well above the mall productivity in Europe as we referenced. Some of the profit improvement initiative benefit will accrue to the international business. Part of what is weighing on the overall international four-wall margin is we still have some very low probability stores in Japan we talked about in the past. And Canada operates below the 30% level. But if you look at Europe alone, it is still close to 30 particularly if you look at Hollister. I think that addressed several of your questions but there may be one I missed. Mike Jeffries - Abercrombie & Fitch Company - Chairman and CEO The first-quarter performance which I don't think Jonathan addressed. Jonathan Ramsden - Abercrombie & Fitch Company - EVP and CFO We don't typically comment on quarter-to-date performance as you know, Anna. Anna Andreeva - Oppenheimer Capital - Analyst Okay, terrific. Thank you so much, guys. Good luck. Operator Lindsay Drucker Mann, Goldman Sachs. Lindsay Drucker Mann - Goldman Sachs - Analyst Good morning, everyone. I just wanted to follow-up on the international store margin. Can you talk about the drivers of the ongoing margin decline on a four-wall basis in the fourth quarter? I know you addressed it a little bit but maybe a little bit more detail about whether it is on the gross margin side or if it is just a poor comp or -- and visibility to that actually stabilizing? Jonathan Ramsden - Abercrombie & Fitch Company - EVP and CFO It is predominantly the leveraging effect of the negative comp although merch margins were down a little bit. We did take AURs down in the fourth quarter year over year in those international stores so that contributed too. But the biggest driver is the deleveraging on the negative comp. 14 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2014 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. FEBRUARY 26, 2014 / 1:30PM, ANF - Q4 2013 Abercrombie & Fitch Co. Earnings Conference Call

Lindsay Drucker Mann - Goldman Sachs - Analyst And is that disproportionate Hollister versus Abercrombie or are they both sort of moving in the same direction? Jonathan Ramsden - Abercrombie & Fitch Company - EVP and CFO Broadly in the same direction. Lindsay Drucker Mann - Goldman Sachs - Analyst Okay. As far as the profit improvement initiatives, can you talk about the areas where from an execution standpoint you are most mindful of ensuring that as you prosecute this large amount of cost savings in a short period you are ensuring that there is really no impact to your topline comp trends, consumer perception or otherwise? Jonathan Ramsden - Abercrombie & Fitch Company - EVP and CFO Yes, Lindsay, the area obviously that we are most focused on in that regard is looking at what is happening in these stores where there is obviously a direct consumer interface that is potentially affected by some of these changes. So we have been making some of these changes already in the fourth quarter. We don't believe they adversely affected our sales during the quarter but we do need to watch that closely but we feel confident about the $175 million. Mike Jeffries - Abercrombie & Fitch Company - Chairman and CEO I also have to comment that we only proceeded with the store initiatives after pretty extensive tests and we saw that the topline wasn't really affected. We will watch it carefully as we go forward. Operator Dana Telsey, Telsey Advisory Group. Dana Telsey - Telsey Advisory Group - Analyst Good morning, everyone. You talked a lot about the changes that you are making with product testing and the fabric platforming processes with the improvement in lead times and Chase product. When does this all take hold and how do you see it impacting the gross margin? Thank you. Mike Jeffries - Abercrombie & Fitch Company - Chairman and CEO It is already taking hold because as I said, we are in a place that we have considerable Chase. I think that all of these things will impact volume and also gross margin. I would suspect that we should start seeing impact as the year proceeds through shorter lead times and testing and I think testing is a very important part of this equation. It is certainly going to affect gross margin and volume. I can't give you a number. Jonathan Ramsden - Abercrombie & Fitch Company - EVP and CFO Dana, I would just add one other point which isn't directly germane to your question but in terms of AUC, it is down for the full year and we are anticipating it to be down more in the back half of the year. It is skewed to the back half of the year. So I think that is an important point to make in terms of thinking about the gross margin cadence for the year. 15 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2014 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. FEBRUARY 26, 2014 / 1:30PM, ANF - Q4 2013 Abercrombie & Fitch Co. Earnings Conference Call

Dana Telsey - Telsey Advisory Group - Analyst And how do you see pricing in 2014 given the current environment? Mike Jeffries - Abercrombie & Fitch Company - Chairman and CEO As I said before, it is going to be very hard to sustain AUR increases. Dana Telsey - Telsey Advisory Group - Analyst Thank you. Operator Oliver Chen, Citi. Oliver Chen - Citigroup - Analyst Thanks a lot. Thanks, Jonathan for all of the details. When we model our free cash flow out this year, how should we think about the net working capital items, if it will help cash or if it will be a cash use? Also regarding the products, Mike, and the opportunity for brand differentiation, what are the takeaways for where you see the most opportunity as you look to differentiate the banner whether it be pricing or style or target audience? Jonathan Ramsden - Abercrombie & Fitch Company - EVP and CFO On the first one, we expect a benefit from net working capital for the year including -- or mostly driven by a reduction in inventory and that is in part driven by the expectation that our end of year inventory is going to be at a lower average unit cost than it was at the end of 2013 plus some other factors that are in that including generally trying to be more efficient in our use of inventory. Mike Jeffries - Abercrombie & Fitch Company - Chairman and CEO To answer the second part of your question, we think the branded structure is going to help the process of differentiation in terms of all of the factors you mentioned, customer, product, the positioning of each brand. And I believe it is an issue of product and marketing. We are working aggressively on both factors. This is a key focus area for us now and I think we are making progress. I think the branded concept will only expedite that process. But you will see real differentiation in these brands. But I think it is important to note that A&F and Hollister do have distinct equities and they target a different customer. Operator Paul Alexander, Bank of America Merrill Lynch. 16 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2014 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. FEBRUARY 26, 2014 / 1:30PM, ANF - Q4 2013 Abercrombie & Fitch Co. Earnings Conference Call

Paul Alexander - BofA Merrill Lynch - Analyst Thank you. I think last time we spoke to you guys you were wrapping up a consultant led qualitative study on brand perception. Are you ready to discuss the findings of that yet or is that still ongoing? Mike Jeffries - Abercrombie & Fitch Company - Chairman and CEO It has been complete. I don't think we will reveal what those results were. I think that if you look at everything we are saying today you can imagine what those results were in terms of how we are reacting to the business. We are taking these learnings seriously and all of the aspects of the business that I have described today. Operator Marni Shapiro, The Retail Tracker. Marni Shapiro - The Retail Tracker - Analyst Good morning, everyone. So, Mike, just two quick questions. If you could talk a little bit about in the past when you have had great fashion product you have not had price resistance. And it sounds like you are talking about with AUR coming down and focusing on AUC that this has changed and that even when you have good product you are finding price resistance. So if you can talk a little bit about that? And then if you can just also touch base the -- you talked about the differentiation between the products. Are you willing to give any insights as to how you view Hollister and Abercrombie looking different in say six months from now? Mike Jeffries - Abercrombie & Fitch Company - Chairman and CEO The first part of your question is I think we are in a different environment in terms of price resistance. Clearly it is an old axiomatic statement that good fashion doesn't have a price attached to it. But today it does. We sell good fashion well at higher prices but it is still a very competitive environment and we need to be very conscious of AURs to drive the business. In terms of where the two businesses are going, I don't think I am prepared to describe to you exactly how they are going to look but I think you will be able to see real differences as we proceed in terms of look of product, look of advertising, look of marketing, it is a pretty all-encompassing task that we are embarked upon to differentiate these brands. Operator Barbara Wyckoff, CLSA. Barbara Wyckoff - CLSA Limited - Analyst Hi, everybody. A couple of questions. Can you talk about what percentage of the styles in the inventory now were pretested? And then secondly, can you talk about progress in China, how are the new stores doing versus the first wave of opening A&F Hong Kong, (inaudible) is I think the most recent one? Are you seeing a difference in sales male versus female versus the US and Europe? Also on the international, how is that Seoul flagship doing? And can you talk a little bit about the Japan Hollister? Lastly, can you clarify whether the Emirate store is operated by you or are you using a partner? 17 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2014 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. FEBRUARY 26, 2014 / 1:30PM, ANF - Q4 2013 Abercrombie & Fitch Co. Earnings Conference Call

Mike Jeffries - Abercrombie & Fitch Company - Chairman and CEO Oh boy oh boy. Barbara, we've got a list. Jonathan Ramsden - Abercrombie & Fitch Company - EVP and CFO Mall of Emirates is a joint venture with our joint venture partner for the United Arab Emirates so that answers the first question, Barbara. The Japan stores, as Mike said in the prepared comments, are doing very well. They are roughly doubling their initial plan so we are very happy with how that is performing. China comped up 30+% for the year so we are very pleased with that. The absolute volumes in China are not as high as they were when we opened in Hong Kong but I think that is not surprising. So the progress we are making there is very positive. I think your first question was percentage of styles and inventory that were pretested? Mike Jeffries - Abercrombie & Fitch Company - Chairman and CEO Okay, I will respond to that. As of today, I would say it is that about 50% but each week that will increase. We are setting a lot of newness this week and next week and much of that has been tested. So as we move through the season we are going to move to the 100% model. Jonathan Ramsden - Abercrombie & Fitch Company - EVP and CFO I think actually Barbara coming back. I think part of your question on China was the first stores versus the oldest stores. I think broadly the trend we are seeing in stores in China is consistent across the stores that are in the comp base and those that are not. What did we miss? Did that cover it, Barbara? Barbara Wyckoff - CLSA Limited - Analyst The Seoul flagship? Jonathan Ramsden - Abercrombie & Fitch Company - EVP and CFO The Seoul flagship is somewhat below plan. Barbara Wyckoff - CLSA Limited - Analyst Okay, thanks. Good luck. Operator Omar Saad, ISI. Omar Saad - ISI Group - Analyst Thanks. Good morning. Jonathan, congratulations on the elevated responsibilities you have in your organization. 18 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2014 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. FEBRUARY 26, 2014 / 1:30PM, ANF - Q4 2013 Abercrombie & Fitch Co. Earnings Conference Call

Jonathan Ramsden - Abercrombie & Fitch Company - EVP and CFO Thanks, Omar. Omar Saad - ISI Group - Analyst Wanted to ask about outlets, the real estate strategy. Obviously you have been closing a lot of stores in the US. You are going to close more in 2014. Some of the planned openings have been in outlets I think you are up to 20 or so now. How do you see the performance in those locations versus the more traditional regional indoor malls? Is it a strategy that you think you could be much bigger in that channel as you continue to exit unprofitable or less profitable real estate locations in the more traditional malls? Thanks. Mike Jeffries - Abercrombie & Fitch Company - Chairman and CEO Let me answer that. We are currently testing stores, outlet stores with made for outlet product. We have not been in that business before. We have only used our outlets as clearance. So we have a roadmap for growing the outlet business both in the US and internationally but we need to make sure the results are where we need to be as we roll this out. We have two test stores that have made for outlet merchandise today, a new store format, one is in Seattle, one is in Kent in the UK. We are looking at these results very carefully. We are opening more test stores over the next couple of months. We are looking at this as a real potential in terms of the business but we have to be very sure about the results before we proceed. Operator John Morris, BMO Capital Markets. John Morris - BMO Capital Markets - Analyst Thanks, guys. Good morning, everybody. So I think in the prepared remarks you talked about guidance not including long-range planning initiatives. Just so we know what is not included in there, what were you specifically referring to for that? Then also you talked about the changes -- I guess the alterations with the new distribution center. Can you just tell us specifically what those are and the benefits that you expect to accrue from those changes? Jonathan Ramsden - Abercrombie & Fitch Company - EVP and CFO Taking the first part, we have coming out of the presentation we gave in November, we have about 150 specific initiatives, many of which we expect and hope to start seeing benefit from as we go through 2014 but we haven't baked any benefit from that into our outlook nor have we baked in as we said earlier any potential further deterioration in the underlying trend. So an example would be the marketing expense that we have baked in an incremental $30 million of planned marketing expense for the year but we haven't assumed any benefit from that in terms of the top line or in terms of margin as we go through the year. Turning to the DC, we are reconfiguring as we said one of our two distribution centers here in New Albany to be a dedicated direct-to-consumer facility. That is going to enable us to increase processing times, it is going to support omni channel initiatives and other things that are part of our e-comm plans going forward. It will also reduce cost over time. 19 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2014 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. FEBRUARY 26, 2014 / 1:30PM, ANF - Q4 2013 Abercrombie & Fitch Co. Earnings Conference Call

Operator That does conclude our question-and-answer session for today. That does conclude today's conference call. Thank you for your participation. D I S C L A I M E R Thomson Reuters reserves the right to make changes to documents, content, or other information on this web site without obligation to notify any person of such changes. In the conference calls upon which Event Transcripts are based, companies may make projections or other forward-looking statements regarding a variety of items. Such forward-looking statements are based upon current expectations and involve risks and uncertainties. Actual results may differ materially from those stated in any forward-looking statement based on a number of important factors and risks, which are more specifically identified in the companies' most recent SEC filings. Although the companies may indicate and believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate or incorrect and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized. THE INFORMATION CONTAINED IN EVENT TRANSCRIPTS IS A TEXTUAL REPRESENTATION OF THE APPLICABLE COMPANY'S CONFERENCE CALL AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION, THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALLS. IN NO WAY DOES THOMSON REUTERS OR THE APPLICABLE COMPANY ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION PROVIDED ON THIS WEB SITE OR IN ANY EVENT TRANSCRIPT. USERS ARE ADVISED TO REVIEW THE APPLICABLE COMPANY'S CONFERENCE CALL ITSELF AND THE APPLICABLE COMPANY'S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS. ©2014, Thomson Reuters. All Rights Reserved. 5269900-2014-02-26T21:22:24.960 20 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2014 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. FEBRUARY 26, 2014 / 1:30PM, ANF - Q4 2013 Abercrombie & Fitch Co. Earnings Conference Call